As filed with the Securities and Exchange Commission on February 4, 1998

                                                      Registration No. 333-34431
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         Post Effective Amendment No. 1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       Nevada                                            13-3130236
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                       Identification Number)


         444 Madison Avenue, Suite 3203, New York, NY          10022
           (Address of principal executive offices)         (zip code)

                             1995 STOCK OPTION PLAN
                            (Full Title of the Plan)

                  Dr. George N. Faris, Chief Executive Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 Madison Avenue, Suite 3203
                            New York, New York 10022
                                 (212) 688-3333
 (Name, Address and telephone number including area code, of agent for service)

         A copy of all communications, including communications sent to the agent for service, should be sent to:

                               Charles Snow, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, N.Y. 10158-0125
                                 (212) 687-3860

         Approximate date of commencement of proposed sale to the public: Upon filing of this post effective amendment to this registration statement

PROSPECTUS

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                3,500,000 Options

                                4,415,000 Shares

                          Common Stock, Par Value $.08

         This Prospectus has been prepared by American International Petroleum Corporation, a Nevada Corporation (the "Company), for use upon resale of shares of the Company's common stock, par value $.08 per share (the "Common Stock"), by certain "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended, the "Securities Act") of the Company and certain other shareholders (collectively, the "Selling Shareholders") who have acquired or may acquire Common Stock upon exercise of an aggregate of 3,500,000 options ("Options") granted or to be granted under the American International Petroleum Corporation 1995 Stock Option Plan (the "Plan") and 1,015,000 shares issued as compensation in connection with services rendered to the Company. The maximum number of shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalization and other similar changes affecting the Common Stock. The Common Stock is listed on the Nasdaq National Market, and it is anticipated that the Selling Shareholders will offer shares of Common Stock for resale at prevailing prices on the Nasdaq National Market (or other over the counter market, if the Common Stock is then trading thereon) on the date of sale. See "Plan of Distribution." The Company will receive none of the proceeds from the sale of the Common Stock offered hereby, but it will receive the exercise price upon exercise of Options. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.


         SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK.


                      -----------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -----------------------------------

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                      -----------------------------------


The date of this Prospectus is August 26, 1997, as amended February 4, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60611. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains an internet site on the Worldwide Web at www.sec.gov. that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.


                       DOCUMENTS INCORPORATED BY REFERENCE

The Company hereby incorporates by reference the documents listed below:


         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended ("Form 10-K");



         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 as amended, June 30, 1997 as amended, and September 30, 1997 as amended ("Forms 10-Q");

         (c) The Company's Current Reports on Form 8-K for January 10, 1997, January 25, 1997 and February 25, 1997 as amended;


         (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-14905) filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Company at 444 Madison Avenue, Suite 3203, New York, New York 10022; Attention: Corporate Secretary.

                               SUMMARY INFORMATION

American International Petroleum Corporation (the "Company"), was organized on April 1, 1929 under the laws of the State of Nevada under the name Pioneer Mines Operating Company. The Company's name was changed to its current name in 1982. The Company plans to implement the production of asphalt, vacuum gas oil and other products from its Lake Charles, Louisiana refinery in late 1997 by using low-cost, low gravity, high sulphur crudes from Venezuela or Mexico and has recently entered into an agreement to purchase a 70% working interest in a 20,000 square kilometer exploration block in Kazakstan.


                               RECENT DEVELOPMENTS
                     OIL AND GAS EXPLORATION AND PRODUCTION
                               KAZAKSTAN AGREEMENT


On May 12, 1997, the Company, through its newly organized subsidiary, American International Petroleum Kazakstan ("AIPK"), entered into an agreement with MED Shipping and Trading S.A. ("MED"), a Liberian corporation with offices in Frankfurt, Germany, to buy from MED, in exchange for a combination of cash and stock, 70% of the stock of MED Shipping Usturt Petroleum Ltd ("MSUP"), a Kazakstan corporation which owns 100% of the working interest in a Kazakstan Concession. The Concession is located about 125 miles from Chevron's multi-billion-barrel Tengiz Oil field near the Caspian Sea, and is bordered to the west by both Oryx/Exxon and Amoco licenses and to the south by an ELF Acquitane license. Preliminary, independent, evaluation indicates potential recoverable reserves from 7 structures in the Concession area from Jurassic Age sandstones. Nine additional structures have been identified but have not been evaluated.



The Company paid $100,000 in cash and 300,000 shares of its Common Stock to MED in return for the option to acquire a 40% working interest in the License. Further negotiations resulted in an increase in the working interest to 70%. As consideration for its 70% interest in MSUP, the Company issued an additional 2,950,000 shares of its Common Stock, and warrants to purchase an aggregate of 500,000 shares of its Common Stock at an exercise price of $2.00 per share.



The five-year minimum work program required by the License calls for the Company to acquire and process 3,000 kilometers of new seismic data, reprocess 500 kilometers of existing seismic data, drill 6,000 linear meters, and also requires an aggregate minimum expenditure of $14.7 million over the initial five-year exploration period. In addition, the Company assumed an obligation to pay the Kazakstan government three annual payments of $200,000 each beginning July 1998 for the purchase of existing seismic and geological data on the License Area.



The Company's operating subsidiary in Kazakstan signed the definitive agreement under which it is to manage the exploration and evaluation of hydrocarbon reserves in the license area. The contract provides for the payment of a commercial bonus of 0.5% of reserve value, a subscription bonus of $975,000, and grants the subsidiary the exclusive right to a production license upon commercial discovery. The exploration license is for five years and may be extended for an additional 4 years. Initial production up to 650,000 barrels is exempt from royalty, which otherwise ranges between 6% and 26% to be negotiated in conjunction with a production agreement with the government. Income tax has been set at 30% and social programs payments at $100,000 annually during exploration.

The Company will be required to expend a minimum of $14.75 million over five years, of which $6.3 million is required in the initial three years.



The subsidiary recently contracted with two geophysical companies to acquire 2D seismic data on the license area. One company is to concentrate on the Chikuduk, a 60 kilometer structure previously identified in the eastern section of the license area, and the other near the Bengesh structure in the southwest portion of the license area. The seismic is intended to assist in a determination of the feasibility of further exploration and potential siting of future exploratory drilling.


                  SALE OF SOUTH AMERICAN OIL AND GAS OPERATIONS

On February 25, 1997, the Company sold all of the issued and outstanding shares of common stock of its wholly-owned oil exploration and production subsidiaries, American International Petroleum Corporation of Colombia and Pan American International Petroleum Corporation, in an arms length transaction (the "MIP Transaction") to Mercantile International Petroleum Inc. ("MIP").

REFINERY OPERATIONS

The Company's wholly-owned subsidiary, American International Refinery, Inc. ("AIRI") is the owner of a refinery in Lake Charles, Louisiana (the "Refinery"). A certain portion of the Refinery, a 30,000 barrel-per-day crude distillation tower (the "Crude Unit") was leased by AIRI to Gold Line Refining Ltd. ("Gold Line"), an independent refiner, from 1990 to March 20, 1997 under a lease agreement (the "Lease Agreement") between AIRI and Gold Line. However, the Lease Agreement has recently been terminated because the Lessee was in default under the terms of the Lease Agreement. The Company filed suit for damages and received a judgment in its favor of $1.5 million. However, since Gold Line has filed for protection under Chapter 11 of the Bankruptcy Code and there are certain secured creditors who have made significant claims against Gold Line, the total of which claims may exceed the total value of Gold Line's assets, the collectability of this judgment by the Company is uncertain.


With the recent termination of the Lease Agreement on March 20, 1997, the Company now intends to staff and operate the Refinery with its own employees and all operations are to be under the direct control of its management to produce conventional and polymerized asphalt, vacuum gas oil ("VGO"), diesel, and other products. In December, 1997, the Refinery hired Gene E. Chew as its president to manage day to day operations. Mr. Chew has more than 35 years experience in the refining field including the production of asphalt. Although the Company's primary focus at the Refinery will be the production of asphalt and VGO, it will also produce smaller quantities of light-end products such as naphtha, diesel and jet kerosene.


In addition to the manufacturing and sale of asphalt, VGO, diesel, and other products, the Company anticipates utilizing its facility as a toll processing terminal to provide a service to blend and polymerize asphalt for other companies. The Company's VGO can be sold to major gasoline refining companies and other refiners, which are prevalent in the Gulf Coast area and use VGO as a feedstock for their catalytic cracking units. Although the Company has not signed any agreements to sell VGO, there is a continuous demand for VGO, as to which the Company has received and continues to receive numerous inquiries from local and out-of-state refiners interested in purchasing VGO from the Refinery. Marketing of VGO and other non-asphalt products produced in the Refinery (constituting approximately 40% of the Refinery's production) is to be handled directly by the three executive officers of the Refinery. There are no assurances that agreements to sell VGO will be negotiated in the future.


The Company's anticipated asphalt terminalling and marketing operations for conventional and polymerized asphalt will initially be applicable only to the local truck rack paving market within an approximate 100 mile radius of the Refinery. This market segment represents approximately 20% of the total capacity of the VDU. All other asphalt manufacturing and marketing opportunities in wholesale barge and rail car paving, or retail truck for roofing asphalts, industrial grade asphalts and all other conventional and polymerized asphalt products will be developed by the Company beginning in 1998. The Company has engaged Materials Resources, Inc. ("MRI") as exclusive sales representative to market the Refinery's truck rack asphalt. MRI is an established supplier of asphalt emulsions and aggregates in Louisiana, Mississippi and east Texas.



When the first phase of its expansion program was completed in November, 1997, the Company implemented its terminalling operations. The sale of asphalt produced by the Company is expected to be implemented in March or April of 1998. The Company has not completed negotiations of any crude oil supply agreements, but it is in the preliminary stages of separate supply agreement negotiations with the Venezuelan government and a major oil company for the upcoming processing season.

The term "Company" or "AIPC" includes AIPC, AIRI and AIPK, unless the context otherwise requires.

                                  RISK FACTORS

In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company. Statements in this Prospectus include forward looking statements that involve a number of risks and uncertainties. These include the Company's lack of profitability, lack of liquidity, need for additional financing, large amount of outstanding debt, the speculative nature of the oil and gas industry and the other risks detailed from time to time in the Company's SEC Reports.

GENERAL RISKS ASSOCIATED WITH THE OFFERING:

POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price for the Company's securities following the date hereof may be highly volatile. Factors such as the Company's financial results, financing efforts and various factors affecting the oil and gas industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations and volatility which have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations, or general economic and market trends, could adversely affect the price of the Company's securities. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected.

NO EXPECTED DIVIDEND PAYMENT. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company expects to invest earnings, if any, to finance the Company's operations and to the development of its businesses.

RISKS ASSOCIATED WITH THE COMPANY:


HISTORICAL CONTINUING LOSSES AND LACK OF LIQUIDITY; GOING CONCERN OPINION; NO REVENUES IN LAST TWO QUARTERS; NEGATIVE CASH FLOW OF APPROXIMATELY $4.1 MILLION FOR NINE MONTHS ENDED SEPTEMBER 30, 1997. The Company has not generated a net profit during its last five fiscal years, and no assurance can be given that the Company will generate a profit for any subsequent fiscal year. No assurance can be given that the Company will generate sufficient net profits, if any, to repay outstanding indebtedness. In connection with the audit of the Company's financial statements as of December 31, 1995, the Company received a report from Price Waterhouse LLP, certified public accountants, which included a "going concern" comment in its opinion, however, no such comment was included in the opinion of Hein + Associates, Certified Public Accountants, for the financial statements as of December 31, 1996. Due to the sale of the Columbian properties and the termination of the Refinery lease in the first quarter of 1997, the Company's revenues were only $895,373 for the nine months ended September 30, 1997, and it incurred a loss of $12,706,685 during such period. The Company has had no revenues from operations for the last two quarters and has had negative cash flow of approximately $4.1 million for the nine months ended September 30, 1997. The Company will continue to incur losses unless it is successful in its efforts to develop the License Area in Kazakstan or the Refinery operations, which are in the initial stage of business.

DEPENDENCE ON WARRANTS, LOANS, REVENUES FROM ASPHALT OPERATIONS AND POTENTIAL JOINT VENTURE PARTNERS FOR CAPITAL NEEDS OF THE COMPANY. During the next 12 months, the Company expects to expend approximately $22 million, of which approximately $2 million will fund the capital equipment expansion and startup costs of its refinery; approximately $8 million is expected to be spent on costs associated with its Kazakstan project; and approximately $12 million for debt payment and other corporate uses. However, in the event the Company obtains a joint venture partner in Kazakstan, its capital requirements there should be significantly less than $8 million during the next 12 months. As of November 10, 1997, the Company had an aggregate of approximately $11 million in cash and marketable securities. In addition, within the next four months, the Company anticipates that some or all of its Class A Warrants and some of its other outstanding warrants will be exercised. Exercise of all of the Company's outstanding warrants would provide it with approximately $38 million to fund its capital requirements. However, there can be no assurance that a sufficient number of warrants will be exercised to provide the Company with all of the capital it requires to complete its goals. The Company plans to utilize its existing working capital and proceeds from the exercise of warrants until the cash flows anticipated from its asphalt operations in 1998 are sufficient in nature to satisfy its needs. The Company is also having discussions with various financial entities which have expressed an interest in providing the Company with the necessary capital to accomplish its goals. In the event a sufficient number of warrants are not exercised, or if the Company is unable to obtain sufficient financing, or if its asphalt operations are less successful than anticipated, certain projects may be delayed or cancelled. However, the Company is also having discussions with various companies who have expressed an interest in participating with the Company in its endeavors in Kazakstan and in Louisiana, and believes it can obtain partners, if need be, to contribute funding for the implementation and/or continuation of its ongoing projects. There is no assurance, however, that these expectations will be realized.



POLITICAL RISKS IN KAZAKSTAN. Although the current political situation in Kazakstan appears to be stable, the Company's operations could be adversely affected by political instability and civil unrest there. Political instability could also change the current operating environment for the Company in Kazakstan through the imposition of restriction of funds, adverse environmental laws and regulations, adverse labor laws, and the like. Any such changes could adversely impact the ability of the Company to conduct business in Kazakstan.



CURRENCY AND EXCHANGE RISK IN KAZAKSTAN. The Company does not engage in hedging transactions to reduce the risks of foreign currency exchange rate fluctuations and has not experienced significant gains or losses related to those events, either in Kazakstan, or elsewhere. The Company anticipates little, if any, currency and exchange risk during the initial three to five years of its operations in Kazakstan. Any revenues generated from Kazakstan during this period are planned to be reinvested in the Company's projects in Kazakstan. Subsequently, the Company will be exposed to the currency and exchange risks which typically present themselves in CIS countries.



OUTSTANDING SENIOR DEBT. The Company's only senior debt outstanding as of November, 1997 consists of $10 million worth of one-year 14% convertible notes (the "Notes"), which were issued for net proceeds of approximately $9,579,000. The Company may prepay all, but not less than all of, the Notes six months after closing (the "Call Date") at the greater of (x) 100% of the principal amount of the Notes and (y) the number of shares into which the Notes are convertible on the Call Date plus accrued interest, minus one-third of the difference between
(x) and (y). Although the Holders of the Notes may convert the outstanding principal of the Notes at any time after November 27, 1997 into the Company's Common Stock at $6.25 per share (approximately 112% of the average closing bid price for the five trading days preceding the closing), no conversions may take place before February 12, 1998 (120 days after close) unless the market price of the Company's Common Stock exceeds approximately $8.33 per share (145% of the Closing Price). After six months, the Notes may be converted at the lesser of
(i) $6.25 per share, (ii) 85% of the Market price at conversion and (iii) the daily weighted-average sales price reported for the lowest five consecutive trading days during any 40-day period following the Call Date. The proceeds are being used for start-up capital for the refinery and for other Company projects and general correspondence. The Company anticipates that the Notes will be converted into common stock or repaid in full by the due date. If the Company is unable to repay the Notes on a timely basis, it believes it will be able to successfully renegotiate new payment terms with the holders of the Notes. However, failure to do so could impede or jeopardize the Company's ability to continue its operations. The previously outstanding notes to MGTF totaling $2,108,000 were paid in full on October 1, 1997. The Company utilized a portion of the proceeds from other borrowings to repay this debt.


BLANK CHECK PREFERRED STOCK AND CONTROL OF THE COMPANY. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Although there are no present plans, agreements, commitments or undertakings with respect to the Company's issuance of any shares of Preferred Stock, any such issuances may be deemed to be an anti-takeover device which could be utilized as a method of discouraging, delaying or preventing a change in control of the Company or to dilute the public ownership of the Company and give clear control of the Company to current Management, and there can be no assurance that the Company will not issue such shares.


ADVERSE EFFECT OF POTENTIAL FUTURE SALES OF COMMON STOCK UNDER RULE 144 OR THIS REGISTRATION STATEMENT. Of the Company's 48,286,137 issued and outstanding shares of Common Stock as of November 5, 1997, approximately 5,546,779 shares are "restricted securities" (not including the shares being registered hereby) as that term is defined under Rule 144 under the Securities Act. Approximately 1,600,000 shares of Common Stock are issuable on or after February 12, 1998, assuming that the market for the Company's Common Stock is then $4.50, or a lesser number if the market price is higher. In addition, approximately 1,898,159 shares of Common Stock are being registered hereby for resale under the Securities Act. The Company is unable to predict the effect that sales made pursuant to this Registration Statement, Rule 144 or otherwise may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these Securities, or even the potential of such sales, may have a depressive effect on the price of the Company's securities in any public trading market. This could impair the Company's ability to raise additional equity capital. See "Voting Securities" in the Company's 1996 Proxy Statement.



SHARES OUTSTANDING; SHARES ELIGIBLE FOR FUTURE SALE; FUTURE SALE OF SHARES MAY CAUSE DILUTION AND ADVERSELY EFFECT STOCK PRICE. The Company has 100,000,000 authorized shares of Common Stock, of which 48,286,137 were issued and outstanding as of November 5, 1997. In the event all of the issued and outstanding options and warrants are exercised and all outstanding convertible debentures are converted pursuant to their terms, approximately 54,555,126 shares of Common Stock would be outstanding as of the date of this filing. Issuance of such securities may have a dilutive effect on the Company's Common Stock and adversely effect the price of the Company's Common Stock in the market.

Management will have broad discretion with respect to the issuance of the remaining authorized but unissued shares, including discretion to issue such shares in compensatory and acquisition transactions. In the event that the Company seeks to procure additional financing through the sale and issuance of its securities, or in the event that current warrant holders, option holders or debenture holders exercise or convert their securities into shares of Common Stock, the then current shareholders of the Company may suffer immediate and substantial dilution in their percentage ownership of shares of the Common Stock. In addition, the future issuance of shares below the then current market price of the Common Stock may have a depressive effect in the future market price of the Common Stock, although such market price is subject to numerous factors, many of which are beyond the Company's control, including general economic business conditions and the then current economic condition of the oil and gas industry.

PROCUREMENT AND RETENTION OF KEY PERSONNEL; DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent upon the efforts, abilities and expertise of its Chief Executive Officer, George N. Faris, as well as the Company's Chief Financial Officer, Denis J. Fitzpatrick. The Company has entered into an employment agreement with Dr. Faris. Each of these officers intends to devote substantially all of his business time to the Company's affairs. The Company's future success is also dependent, in part, on the ability of the Company to attract and retain qualified personnel. No assurance can be given, however, that the Company will be able to attract qualified individuals, and if hired, that the Company would be able to retain such persons in its employ. As compared to other publicly traded oil and gas companies, the Company has fewer resources to attract and/or retain key personnel, and the Company does not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operation of the Company's business and may have greater adverse consequences to the Company than to other publicly traded oil and gas companies. The Company maintains a $2,000,000 key man life insurance policy on the life of its Chief Executive Officer, Dr. George N. Faris.

CONTINUED LISTING REQUIREMENTS FOR NASDAQ SECURITIES. The Company's securities are traded on the Nasdaq National Market System ("Nasdaq-NMS"), but there can be no assurance that the Company will meet the maintenance criteria for the continued listing of its securities on Nasdaq-NMS. Continued listing on Nasdaq-NMS requires, among other criteria, a company to have tangible assets of at least $4,000,000 and that the listed security(s) (other than those owned by directors, officers, and other beneficial owners of more than 10% of such securities) have a market value of at least $5,000,000 and a minimum bid price of $1.00. Although the Company currently satisfies Nasdaq-NMS maintenance criteria, there can be no assurance that it will continue to do so. If in the future the Company is unable to satisfy Nasdaq-NMS criteria for continued listing of its securities, they may be delisted therefrom. In that event, the Company would seek to have its securities listed on The Nasdaq Small Cap Market or other securities exchange, subject to the Company's ability to satisfy the eligibility criteria for listing. If the Company were unable to obtain any such listing, trading, if any, in the Company's securities would thereafter have to be conducted in the OTC "Bulletin Board." As a result, an investor might find it more difficult to dispose of the Common Stock due to the reduced visibility of the Company on the market.


DISCLOSURE RELATING TO LOW-PRICED STOCKS; Restrictions on Resales of Low-Priced Stocks and Restrictions on Broker- Dealer Sales. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules, particularly Rule 15g-9, require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. Bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

If the Common Stock were no longer traded on Nasdaq, the Common Stock, depending on its market price, would be subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell the Company's securities. At present, the Company's securities do not come within the definitional scope of these regulations.


SPECULATIVE NATURE OF OPTIONS AND WARRANTS. As of January 27, 1998, the Company had outstanding an aggregate of 9,479,198 Warrants, of which 5,957,347 are exercisable until March 1, 1998 at $4.00 per share, and 3,521,851 are exercisable from March 31, 1998 to June 6, 2002 at various prices between $.41 to $6.25 per share. The Company also had outstanding employee stock options to purchase an aggregate of 3,477,500 shares of Common Stock exercisable for up to four years ending in December 31, 1999, consisting of 1,902,500 and 1,525,000 at an exercise price of $.50 and $1.05 per share, respectively. Options and warrants are generally more speculative than Common Stock issuable on the exercise thereof. During the term of the options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock, subject, in certain cases, to the Company's right of redemption. Historically, the percentage increase or decrease in the market price of an option or warrant has tended to be greater than the percentage increase or decrease in the market price of the underlying common shares. The holders of options and warrants would be most likely to exercise them and purchase the Company's Common Stock at a time when the Company could obtain capital by a new offering of securities on terms more favorable than those provided by the options and warrants. Consequently, the terms on which the Company could obtain additional capital during such period may be adversely affected.



IRS EXCISE TAX CLAIM. In May 1992, AIRI was advised by the Internal Revenue Service ("IRS") that the IRS was considering an assessment of excise taxes, penalties and interest of approximately $3,500,000 related to the sale of fuel products during 1989. The IRS claims that AIRI failed to comply with an administrative procedure that required sellers and buyers in tax-free transactions to obtain certification from the IRS. The Company believes that AIRI complied with the substance of the existing requirements and that such sales were either tax-free or such excise taxes were paid by the end-users of such products. AIRI has offered to negotiate a settlement of this matter with IRS Appeals since early 1993. Such negotiations included face-to-face meetings, numerous phone calls and written transmittals and several offers of settlement by both the Company and the IRS. During these negotiations, the IRS Appeals officers offered to waive all of the penalties and 75% of the amount of the proposed tax liability. However, AIRI rejected this offer and requested the IRS' National

Office to provide technical advice to its Appeals officers. After numerous conferences and discussions with the National Office in 1995, the National Office issued an adverse Technical Advice Memorandum ("TAM") to its Appeals Office in Dallas, Texas, to the effect that AIRI should be liable for the tax on the sale of diesel fuel for the first three quarters of 1989. However, subsequent to the issuance of the TAM, the IRS Appeals officer indicated to AIRI that the IRS still wanted to negotiate a settlement. The Company accrues an estimated loss from a loss contingency when a liability has been incurred and the amount of such loss can be reasonably estimated. Such accruals are based on developments to date and the Company's estimate of the liability. During the third quarter of 1997, discussions with the IRS indicated that the allowance for this contingency should be increased by $200,000 to $1.5 million. Such increase was recorded by the Company in August 1997. In November 1997, the Company reached an agreement (the "Agreement") with the IRS to settle this matter by paying an aggregate of $646,633 in tax plus interest accrued for the applicable periods involved. The method and timing of such payment is now being discussed with IRS Collections in Houston, Texas. The Company has submitted a proposal to the IRS that calls for payment of the tax and interest over a period of approximately one-year. In the Agreement, the IRS waived all penalties and 75% of the amount of the originally proposed tax liability. The Company continues to maintain that it is not liable for the excise taxes at issue, but agreed to settle the dispute at a significantly lower amount of liability in order to bring this long-running issue to a conclusion. The Agreement has confirmed the adequacy of the Company's previously recorded aggregate allowance for this contingency.


RISKS ASSOCIATED WITH OIL AND GAS EXPLORATION AND PRODUCTION:


LACK OF PROVEN RESERVES OF GAS OR OIL. Although the Company has identified structures within the Kazakstan License area, the Company has not drilled these prospects and accordingly, does not have any proven reserves of oil and gas. In order to establish such reserves, the Company will have to incur all of the risks associated with such exploration specified below.

RISK OF CAPITAL LOSSES DUE TO SPECULATIVE NATURE OF OIL AND GAS INDUSTRY. Oil and gas exploration is extremely speculative, involving a high degree of risk. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. No assurance can be given that any wells the Company may drill will recover oil or gas reserves, or in the event reserves are found, that favorable market conditions would exist to recover the costs of drilling or to realize profits. There is also no assurance that the Company's current financial condition and available cash resources will enable the Company to drill offset wells. There can be no assurance that the drilling of any new prospects actually will occur or will be profitable. There is also no assurance that wells will produce oil or gas in sufficient amounts to yield profits or even to return the Company's drilling costs.

EXPOSURE TO LOSSES FROM DRILLING AND OTHER HAZARDS. Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If such hazards are encountered, completion of wells may be substantially delayed and the costs significantly increased. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect the Company's operations. In addition, floods and adverse weather conditions hinder or delay feedstock and product movements at the Refinery and drilling and production operations, as can labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil barges and drilling rigs.

ENVIRONMENTAL HAZARDS. The Company's operations are subject to all of the environmental risks normally incident to oil and gas exploratory, drilling, and refining activities, including, but not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although the Company maintains comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, the Company is not fully covered for damages incurred as a consequence of environmental mishaps. Furthermore, to the extent covered, no assurance can be given that any such coverage would be adequate protection in the event of an environmental problem. Accordingly, no assurance can be given that the Company's operations would not be severely impeded in the event of an environmental mishap or problem.

POTENTIAL COST INCREASES AND DELAYS DUE TO POSSIBLE SHORTAGES OF PERSONNEL AND DRILLING EQUIPMENT. It is possible that field personnel, drilling rigs, pipes, casing, or other tubular goods will not be available when needed for the drilling, completion or operation of the Company's prospects and wells. This possibility could result in drilling or completion delays and, in some instances, result in additional costs beyond normal drilling and completion costs, which could have a material adverse effect on the Company.


INTENSE COMPETITION AND UNCERTAIN MARKETS. The oil and gas industry, is highly competitive. Many companies, most of which have greater experience and financial resources than the Company, are likely to compete with the Company for producing properties. There can be no assurance that a market will be available for any oil and gas produced by wells in which the Company owns an interest. The Company's success is dependent not only on the productivity of the producing properties and the ultimate sale of said production, but also on (i) the market prices for oil and gas, which are highly unstable, (ii) operating costs incurred in producing the oil and/or gas, (iii) transportation costs, (iv) the cost of crude oil feedstocks, and (v) other factors which may be beyond the control of the Company.

ENERGY MARKET SUBJECT TO FLUCTUATION. Revenues generated by the Company's oil and gas operations and the carrying value of its oil and gas properties are highly dependent on the prices for oil and natural gas. The price which the Company receives for its oil is dependent upon numerous factors beyond the control of the Company's Management, the exact effect of which cannot be predicted. These factors include, but are not limited to, (i) the quantity and quality of the oil or gas produced, (ii) the overall supply of domestic and foreign oil or gas from currently producing and subsequently discovered fields,
(iii) the extent of importation of foreign oil or gas, (iv) the marketing and competitive position of other fuels, including alternative fuels, as well as other sources of energy, (v) the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas, (vi) the regulation of allowable production by governmental authorities, and (vii) international political developments, including nationalization of oil wells and political unrest or upheaval the areas of the world in which the Company has an interest or plans to conduct operations. All of the aforementioned factors, coupled with the Company's ability or inability to engage in effective marketing strategies, may affect the supply or demand for the Company's oil or gas and, thus, the price attainable therefor.


GOVERNMENT LEGISLATION MAY LIMIT REVENUES OR INCREASE COSTS. The oil and gas industry is subject to local governmental regulations which, in the case of the Company, will be the Kazakstan government. This jurisdiction is empowered to enact legislation or regulations to limit the rates at which oil and gas is produced and to impose taxes on oil and gas when sold. Since energy policies are uncertain, no prediction can be made as to the ultimate effect of any such governmental policies and controls upon the Company. The Company will also be subject to the laws of jurisdictions through which oil and gas pipe lines traverse. These jurisdictions also have the power to adversely effect the cost of operations and can impose restrictions on transportation of oil and gas to world markets.


POLITICAL AND ECONOMIC SITUATION IN KAZAKSTAN. The Company's oil and gas exploration is confined at present to Kazakstan. A favorable political climate in Kazakstan and the openness of its markets to United States trade is essential to the success of the Company. The Confederation of Independent States ("CIS"), of which Kazakstan is part, appear to have embraced political reforms and market economies. However, there are no local procedures for such vast changes; the region has known only totalitarianism and a centrally-planned economy for most of this century. Any reversal in such perceived new political and economic trends and policies, or in international trade policy generally, could materially affect the Company's operations. Moreover, the political situation in the Kazakstan, where the Company expects to generate all of its revenues in the near future, remains in constant transition.



Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing. New market-oriented laws are being enacted, but their application is still uncertain. Although the Company believes that Kazakstan has advanced in the area of commercial law, Kazakstan laws and courts are not well tested in contract enforcement. Similarly, although Kazakstan law regarding foreign investment provides protection against nationalization and confiscation, there is little or no judicial precedent in this area. There can be no assurance that additional detrimental changes in Kazakstan regulations will not occur. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, restrictions on royalties, dividends and currency remittances, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures and local participation in operations. Such problems could have a material adverse effect on the Company's operations abroad.


INABILITY OF THE COMPANY TO FULLY INSURE POTENTIAL CASUALTY LOSSES OR POSSIBLE LIABILITIES TO OTHERS. The Company has general liability insurance, property insurance, and other insurance. Under the terms of such policies, the Company is insured against covered casualty damages to its property and liabilities to others for negligence and other matters. There is a risk, however, that the Company may not be insured against all losses or liabilities which arise from the hazards inherent in the oil and gas industry, either because insurance protecting against such losses or liabilities is unavailable or because damages may exceed the amount of coverage obtained, or because the Company has elected not to purchase such coverage. In the event the Company incurs uninsured losses or liabilities, the Company will have to bear fully such losses directly, and its properties and assets may be exposed to forfeiture.


CURRENCY RISKS. The recent history of trading in CIS currencies as against the U.S. Dollar has been characterized by significant declines in value and considerable volatility. Although in recent months, CIS currencies have experienced relative stability against the U.S. Dollar, there is a risk of further declines in value and continued volatility in the future. To the extent such major capital expenditures involve importation of equipment and the like, current law permits the conversion of CIS revenues into foreign currency to make such payments. CIS currencies are generally not convertible outside the CIS countries. In the event the Company discovers oil or gas in the License area, the market for the same may exist locally or in world markets. To the extent that production is utilized in the CIS countries, currency liquidity and restrictions may adversely effect the Company. However, the Company may receive and hold U.S. Dollars within the CIS countries, which may mitigate its currency risk there. A market exists within the CIS countries for the conversion of CIS currencies into other currencies, but it is limited in size and is subject to rules limiting the purposes for which conversion may be effected. The limited availability of other currencies may tend to inflate their values relative to the CIS currencies and there can be no assurance that such a market will continue to exist indefinitely. Moreover, the banking systems in the CIS countries are not yet as developed as its Western counterparts and considerable delays may occur in the transfer of funds within, and the remittance of funds out of these countries. Any delay in converting CIS currencies into a foreign currency in order to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on the Company.



CURRENCY CONTROLS; RESTRICTIONS ON REPATRIATION OF PAYMENTS. While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, the ability of the Company to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.



LEGAL RISKS. The CIS countries lack a fully developed legal system. Their law is evolving rapidly and in ways that may not always coincide with market developments, resulting in ambiguities, inconsistencies and anomalies, and ultimately in investment risk that would not exist in more developed legal systems. For example, the ability of a creditor both to obtain a lien or other similar priority in payment and to enforce such priority is uncertain. Furthermore, effective redress in CIS courts in respect of a breach of law and regulation, or in an ownership dispute, may be difficult to obtain.



RISKS ASSOCIATED WITH REFINERY OPERATION:

ASPHALT PRODUCTION IS A NEW VENTURE FOR THE COMPANY. Production and sale of asphalt products is a new business for the Company and has all of the risks and hazards associated with the establishment of a new business. Investors should be aware of the problems, delays, expenses and difficulties encountered by ventures in the early stages of operations. Typical problems include, delays, unanticipated expenses, marketing burdens, the failure to obtain market acceptance of products, competition and production problems, among others. The Company's asphalt operations will be adversely effected by its failure to recognize and solve any such problems as do arise.

OPERATION OF THE REFINERY IS SUBJECT TO MANY OF THE RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY.

Asphalt is a petroleum product and therefore, the production and sale thereof is subject to many of the risks inherent in such industry. Accordingly, investors should review the risk disclosures relative to the production of oil and gas described above. In particular, the production of asphalt is subject to the adverse effects hazards, such as fire, adverse weather, labor disputes, lack of availability of transportation facilities, environmental hazards, cost increases, shortages of equipment and personnel, competition, fluctuation in the costs of crude oil supplies for the Refinery, fluctuations in the price of finished products and transportation, government regulation and inability to adequately and fully insure potential casualty losses. See Risks Associated with Oil and Gas

Exploration and Production for a fuller description of the manner in which such factors may adversely effect the Company's oil and gas operations generally, and the Refinery, particularly.

                                 USE OF PROCEEDS

The Company will receive only the proceeds from the exercise of the Options. Such proceeds, which could amount to approximately $2,608,125 if all of the Options were exercised, will be added to working capital to used for general corporate purposes.


                              SELLING SHAREHOLDERS


The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Shareholders of the Company who have acquired or may acquire such shares pursuant to the exercise of Options or pursuant to agreements with the Company outside of the Plan in connection with services rendered to the Company. The Selling Shareholders named below may resell all, a portion or none of such shares from time to time.

Participants under the Plans who are deemed to be "affiliates" of the Company who acquire Common Stock under the Plan or other employee benefit plan may be added to the Selling Shareholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"). An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with", the Company. Non-affiliates who hold restricted securities (as defined in Rule 144(a)(3) under the Securities Act) purchased under the Plan or other employee benefit plan and who are not named below may use this Prospectus for offer or sale of their Common Stock if they hold 1,000 shares or less. The table below sets forth with respect to each Selling Shareholder, based upon information available to the Company as of January 27, 1998, the number of shares of Common Stock beneficially owned before and after the sale of the shares offered hereby; the number of shares to be sold; and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock offered hereby. Each Selling Shareholder's relationship to the Company is set forth in a footnote to the table.



                     Amount and                  Shares        Percent of Class (1) (2)
                     Nature of       Shares      Beneficially  ------------------------
                     Beneficial       to be      owned After   Before          After
Name                 Ownership       Sold (1)    Offering      Offering        Offering
----                 ---------       --------    --------      --------        --------
George N. Faris
(3)                  3,995,238(4)    2,877,500   1,117,738        8.2%           2.3%
Daniel Y. Kim (3)      213,500(5)      205,500       8,000         *              *
Donald G. Rynne(3)     317,944(6)      210,000     107,944         *              *
William R.
Smart(3)               286,986(7)      267,000      19,986         *              *
Denis J.
Fitzpatrick (9)        245,000(8)      245,000         -0-         *              *
William Tracy (9)      126,000(10)     126,000         -0-         *              *


                                       15





Lorrie Olivier (9)     246,500(11)     246,500         -0-         *              *
John Munk (9)          130,000(12)     130,000         -0-         *              *
Joseph Chamberlain
(9)                    125,000(13)     125,000         -0-         *              *
                      --------         -------      ------
         TOTAL       5,687,168       4,432,000   1,253,668


*   Less than 1%.

(1) Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of Shares offered hereby shall be determined from time to time by each Selling Shareholder at his/her sole discretion.

(2)      Based on 48,576,137 shares outstanding as of January 27, 1998.

(3) This person's address is c/o the Company, 444 Madison Avenue, Suite 3203, New York, New York 10022

(4) Includes 29,800 shares of Common Stock owned by Mrs. Claudette Faris, Dr. Faris' wife, and 1,777,169 shares of Common Stock issuable upon exercise of options and warrants held by Dr. Faris. Also includes 7,600 shares of Common stock issuable upon exercise of warrants held by Mrs. Faris and 375,000 shares of Common Stock underlying options which are not currently exercisable.

(5) Includes 205,500 shares of Common Stock issuable upon exercise of a like number of options owned by Dr. Kim.

(6) Includes 299,260 shares of Common Stock issuable upon exercise of a like number of warrants owned by Mr. Rynne.

(7) Includes 267,000 shares of Common Stock issuable upon exercise of a like number of options and warrants owned by Mr. Smart.

(8) Includes 202,500 shares of Common Stock issuable upon exercise of options owned by Mr. Fitzpatrick. Also includes 42,500 shares of Common Stock underlying options which are not currently exercisable.

(9) This person's address is c/o the Company, 55 Waugh Drive, Suite 606, Houston, Texas 77007.

(10) Includes 100,500 shares of Common Stock issuable upon exercise of options owned by Mr. Tracy. Also includes 25,500 shares of Common Stock underlying options which are not currently exercisable and which are subject to certain conditions.

(11) Includes 146,500 shares of Common Stock issuable upon exercise of options owned by Mr. Olivier. Also includes 75,000 shares of Common Stock underlying options which are not currently exercisable and which are subject to certain conditions.

(12) Includes 68,750 shares of Common Stock issuable upon exercise of options owned by Mr. Munk. Also includes 56,250 shares of Common Stock underlying options which are not currently exercisable and which are subject to certain conditions.

(13) Includes 50,000 shares of Common Stock issuable upon exercise of options owned by Mr. Chamberlain. Also includes 75,000 shares of Common Stock underlying options which are not currently exercisable and which are subject to certain conditions.


                              PLAN OF DISTRIBUTION

The Options and/or shares of Common Stock (together, the "Securities") are being sold by the Selling Shareholders for their own accounts. Non-affiliates who hold restricted securities (as defined in Rule 144(a)(3) under the Securities Act) purchased under the Plan or other employee benefit plan and who are not named in the Selling Shareholder table may use this Prospectus for offer or sale of their Common Stock if they hold 1,000 shares or less. In such a case, they will be considered "Selling Shareholders" for purposes of the discussion below. The Securities may be sold or transferred for value by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest to the Selling Shareholders, in one or more transactions on Nasdaq (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Securities to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

There can be no assurance that any of the Selling Shareholders will sell any or all of the Shares of Common Stock offered by them hereunder.


                            DESCRIPTION OF SECURITIES

AUTHORIZED STOCK

The authorized capital stock of the Company consists of 7,000,000 shares of Preferred Stock, $3.00 par value per share, and 100,000,000 shares of Common Stock, $.08 par value per share.

Each share of Common Stock is entitled to one vote per outstanding share held on each matter submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of Directors. There are no preemptive or other preferential rights to purchase additional shares of Common Stock. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution to shareholders subject to the prior rights on liquidation of creditors and the holders of shares of Preferred Stock, if any. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable.

The Company's Articles of Incorporation, as amended, provide in accordance with Nevada law that the officers and Directors of the Company shall not be personally liable to the Company or its shareholders for damages for breach of a fiduciary duty as a Director or Officer. It is the position of the staff of the Securities and Exchange Commission that the limitation on personal liability does not apply to violations of Federal securities laws. Moreover, such limitation is unapplicable to acts or omissions which involve intentional misconduct, fraud, knowing violations of the law, or unlawful payment of dividends prohibited by the Nevada Revised Statutes. In addition, the Company's Articles of Incorporation, as amended, do not limit the availability of non-monetary relief.

CLASS A WARRANTS

Each Class A Warrant entitles the holder thereof to purchase one share of the Company's Common Stock through March 1, 1998 at an exercise price of $4.00.

The Class A Warrants may be redeemed by the Company at any time prior to March 1, 1998 upon 15 days prior written notice, at a price of $.01 per Class A Warrant, provided that the average closing price of the Company's Common Stock shall have been at least $8.00 per share (200% of the exercise price of the Class A Warrants) for the 20 consecutive trading days prior to the notice of redemption and the Company has a current prospectus to permit exercise of the Class A Warrants.

The Class A Warrants contain certain provisions that protect the holders thereof against dilution. The exercise price and the number of shares of Common Stock or other securities issuable upon exercise of the Class A Warrants are subject to, dividends (excluding cash dividends), splits, reclassifications, recapitalizations, reorganizations, mergers or consolidations of the Company.

The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to the expiration form on the reverse side of the Class A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to the Company) for the number of Class A Warrants being exercised. The Warrant holders do not have the right or privileges of holders of Common Stock.

TRANSFER AGENT

The Company's transfer agent for its shares of Common Stock is Oxford Registrar & Transfer Agency Inc. ("Oxford"), 317 S.W. Alder, Suite 1120, Portland, Oregon 97204.

DIVIDENDS

The Company has not paid any cash dividends on its Common Stock. The present policy of the Board of Directors is to retain earnings to finance the operations and development of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid in the foreseeable future.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C., holds 589,205 shares of Common Stock, all of which was issued to it in exchange for legal fees and disbursements, 439,205 shares of which are owned by an investment partnership of the principals of such firm.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American International Petroleum Corporation for the year ended December 31, 1996, have been so incorporated in reliance upon the report of Hein + Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the year. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American International Petroleum Corporation for the year ended December 31, 1995, have been so incorporated in reliance upon the report of Bernardo Villegas Perez, independent auditor, given upon the authority of said firm as an expert in auditing for the year. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American International Petroleum Corporation for the two years ending December 31, 1995, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Notes 2 and 11 to the financial statements) of Price Waterhouse LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

A report dated February 6, 1997 entitled "American International Petroleum Corporation, Columbia, S.A., Estimated Reserves and Revenues, as of January 1, 1997" was prepared by Huddleston & Co., Inc. as experts in petroleum and geological engineers, and was given upon the authority of such firm as experts in petroleum and geology.


      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents By Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, American International Petroleum Corporation, a Nevada corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended;

      (2) The Company's Quarterly Reports on Form 10-Q ("Forms 10-Q") for the fiscal quarters ended March 31, 1996, as amended, June 30, 1996, as amended and September 30, 1996, as amended;

      (3) The Company's Current Reports on Form 8-K for January 10, 1997, January 25, 1997 and February 25, 1997, as amended; and

         (4) The description of the Company's common stock, par value $.08 per share (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A (File No. 0-14905) pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Snow Becker Krauss P.C., counsel to the Company, and an investment partnership consisting of its members, holds 589,205 shares of Common Stock, all of which was issued to it in exchange for legal fees and disbursements. Snow Becker Krauss P.C. is rendering an opinion upon the validity of the securities being registered hereby.

Item 6.           Indemnification of Directors and Officers.

         Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

         In accordance with Section 78.037(1) of the NCL, Article VIII of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

         Article VII of the Company's Bylaws provides for indemnification of directors, officers and others as follows:

                  "On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases,
         (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

                  On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases,
         (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

         The Company maintains insurance, at its expense, to reimburse itself and directors and officers of the Company and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.           Exemption From Registration Claimed.

         With respect to the shares of Common Stock that will be reoffered or resold pursuant to this Registration Statement, exemption was claimed as follows.

         1. George Faris received 900,000 shares of Common Stock, pursuant to
Section 4(2) of the Securities Act, in exchange for the cancellation of certain rights under his employment agreement, as described in the Company's Annual Report on Form 10-K. The shareholders of the Company ratified the issuance of such shares to Dr. Faris at the Company's 1996 Annual Meeting.

         2. Each of Denis J. Fitzpatrick, Kenneth Durham and John Munk received 5,000 shares of stock, pursuant to Section 4(2) of the Securities Act, as a signing bonus upon becoming employed by the Company.

Item 8.           Exhibits.

Exhibit No.           Description of Exhibit
-----------           ----------------------
     4.1   1995 Stock Option Plan (the "Plan").(*)

     4.2 Form of Stock Option Agreement under the Plan between the Registrant and the holders of non-qualified stock options.(**)

     4.3 Form of Stock Option Agreement under the Plan between the Registrant and the holders of incentive stock options.(**)

     4.4   Amendment No. 1 to Employment Agreement between the
           Registrant and Dr. George N. Faris dated October 13, 1995.(*)

     5.1   Opinion of Snow Becker Krauss P.C. (**)

    23.1   Consent of Snow Becker Krauss P.C.
           (included in Exhibit 5.1 hereto).


    23.2   Consent of Price Waterhouse LLP.

    23.3   Consent of Hein + Associates LLP.

    23.4   Consent of Bernardo Villegas Perez.


    24.1 Powers of Attorney (included on the signature page of this Registration Statement).
-------------------

(*) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(**)    Previously filed.

Item 9.   Required Undertakings.

        The undersigned Registrant hereby undertakes:

        (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 2, 1998.

                                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION


                                  By:     /s/ Dr. George N. Faris
                                          ------------------------
                                          Dr. George N. Faris
                                          Chief Executive Officer


                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George
N. Faris or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 1998.

      Signature                                Title
      ---------                                -----

/s/ George N. Faris
-------------------
    George N. Faris           Chief Executive Officer and
                              Chairman of the Board of Directors
                              (principal executive officer)
/s/ Denis J. Fitzpatrick
------------------------
    Denis J. Fitzpatrick      Vice President, Chief Financial
                              Officer and Secretary
                              (principal financial and accounting officer)
/s/ Donald G. Rynne
-------------------
    Donald G. Rynne           Director


/s/ Daniel Y. Kim             Director
-----------------
    Daniel Y. Kim


/s/ William R. Smart          Director
--------------------
    William R. Smart

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 2, 1998.

                                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION


                                  By:
                                      ------------------------------
                                          Dr. George N. Faris
                                          Chief Executive Officer


                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George
N. Faris or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 1998.

      Signature                                Title
      ---------                                -----

-------------------------
    George N. Faris           Chief Executive Officer and
                              Chairman of the Board of Directors
                              (principal executive officer)
-------------------------
    Denis J. Fitzpatrick      Vice President, Chief Financial
                              Officer and Secretary
                              (principal financial and accounting officer)
-------------------------
    Donald G. Rynne           Director


-------------------------     Director
    Daniel Y. Kim


-------------------------     Director
    William R. Smart